Exhibit 99.01

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FINAL PATIENT TREATED IN NEURALSTEM PHASE II ALS STEM CELL TRIAL

GERMANTOWN, MD, August 4, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the final patient was treated in its Phase II trial using NSI-566 spinal cord-derived neural stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). The multicenter Phase II trial treated 15 ambulatory patients in five different dosing cohorts. The first 12 patients received injections in the cervical region of the spinal cord only, where the stem cells could help preserve breathing function, in escalating doses ranging from five injections of 200,000 cells per injection, to 20 injections of 400,000 cells each. The final three patients in the trial received both cervical and lumbar injections, for a total of 40 injections of 400,000 cells each, or a total of 16 million cells transplanted. In contrast, the final three patients in the Phase I trial received the maximum 15 injections of 100,000 cells each, for a total of 1.5 million cells. The trial will continue until six months past the final surgery, at which point the data will be evaluated.

“We are all extremely pleased to have completed the transplantations in this historic Phase II trial,” said principal investigator, Dr. Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. “By early next year, we will have six-month follow up data on the last patients who received what we believe will be the maximum safe tolerated-dose for this therapy. We look forward to seeing what the data tell us about safety and efficacy of this approach. It is also worth noting that we will have completed this Phase II trial within a year, roughly. I would like to thank Dr. Parag Patil, and my collaborators at Emory, Drs. John Glass and Nick Boulis, and at Mass General, Drs. Merit Cudkowicz and Larry Borges, for helping us reach this goal.” Dr. Feldman is an unpaid consultant to Neuralstem.

“The completion of Phase II of this important clinical research program is a major milestone, demonstrating that patients can tolerate the transplantation of high doses of cells and multiple spinal cord injections,” said site principal investigator, Jonathan D. Glass, MD, Director of the Emory ALS Center. “From both a clinical and scientific perspective, I think we are now ready to move forward toward a true therapeutic trial to test the efficacy of this surgical approach for slowing the course of ALS.”

“We would like to express our thanks to all of the doctors and medical staff who made this possible, as well as the patients and their families. Without their bravery, none of this would have happened,” said Karl Johe, PhD, Neuralstem’s Chairman of the Board and Chief Scientific Officer. “With this landmark trial, the first to transplant stem cells in this volume and through so many injections along the length of the human spinal cord, we hope to establish the dose that is both safe and which may be optimal for treatment. We are excited about the collection and analysis of the final data and look forward to advancing to our next trial.”

About Neuralstem

Neuralstem’s patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease, concluded final surgeries in July 2014. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received approvals from the FDA and the Institutional Review Board of University of California, San Diego, to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II NSI-189/MDD study in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended March 31, 2014.

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